              BANK OF BOSTON CORPORATION            EXHIBIT 12(b)
         COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

                        (Including Interest on Deposits)

The Corporation's ratios of earnings to fixed charges (including interest on deposits) for the six months ended June 30, 1996 and 1995 and for the five years ended December 31, 1995 were as follows:

                                        Six Months Ended June 30,                          Years Ended December 31,
(dollars in millions)
                                             1996          1995              1995         1994        1993       1992        1991
                                             ----          ----              ----         ----        ----       ----        ----
Net  income (loss)                       $    295      $    259           $   541     $    435    $    299    $   279     $  (113)
Extraordinary items, net of tax                                                              7                    (73)         (8)
Cumulative effect of changes
     in accounting principles,
     net of tax                                                                                        (24)
Income tax expense (benefit)                  216           225               444          349         215        153         (58)
                                            -----         -----             -----        -----       -----      -----       -----
     Pretax earnings (loss)              $    511      $    484           $   985     $    791    $    490    $   359     $  (179)
                                            =====         =====             =====        =====       =====      =====       =====
Fixed charges:
     Portion of rental expense
     (net of sublease
     rental income) which
     approximates the
     interest factor                           15            14                29           27          27         28          30

Interest on borrowed funds                    446           500             1,021          998         378        345         362

Interest on deposits                          718           777             1,557        1,148       1,016      1,407       1,808
                                            -----         -----             -----        -----       -----      -----       -----

          Total fixed charges               1,179         1,291             2,607        2,173       1,421      1,780       2,200
                                            -----         -----             -----        -----       -----      -----       -----

Earnings (for ratio calculation)         $  1,690      $  1,775           $ 3,592     $  2,964    $  1,911    $ 2,139     $ 2,021
                                            =====         =====             =====        =====       =====      =====       =====

Total fixed charges                      $  1,179      $  1,291           $ 2,607     $  2,173    $  1,421    $ 1,780     $ 2,200
                                            =====         =====             =====        =====       =====      =====       =====
Ratio of earnings to fixed
     charges                                 1.43          1.37              1.38         1.36        1.34       1.20         .92
                                            =====         =====             =====        =====       =====      =====       =====


For purposes of computing the consolidated ratio of earnings to fixed charges "earnings" represent income (loss) before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. "Fixed charges" include gross interest expense (including interest on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. For the year ended December 31, 1991, earnings were insufficient to cover fixed charges. Additional earnings necessary for the year ended December 31, 1991 to bring the ratio of earnings to fixed charges to a one-to-one basis are $179 million.